EXHIBIT 99.1



                  Immediate
                  Patrick T. Farrell
                  314/877-7095

                        RALCORP HOLDINGS, INC., ANNOUNCES
                    COST REDUCTION PLAN AT CEREAL SUBSIDIARY

St. Louis, MO, June 10, 1996 . . . Ralcorp Holdings, Inc., today announced that it is eliminating approximately 100 positions at its Ralston Foods subsidiary and its Ralcorp corporate support groups. The changes represent an approximate 25 percent reduction in St. Louis headquarters staffing for Ralston Foods and Ralcorp corporate, and a limited number of positions at satellite sales locations. The restructuring is one of several moves the Company is planning in order to remove between $25 million to $30 million from the cost structure of the Company's Ralston Foods cereal and snack subsidiary.

The plan to lower overall costs is in response to recent and dramatic changes in the pricing structure of the ready-to-eat cereal category, changes which are negatively impacting the overall profitability of Ralcorp Holdings. "Pricing decisions by several branded cereal manufacturers within the last few months could strip more than $1 billion in sales dollars and a material amount of earnings from the cereal industry," said Ralcorp Chief Executive Officer, Richard A. Pearce. "In order to remain competitive, we felt it was imperative that we remove costs from our system. If the category is going to be driven by price, then we will make the modifications needed to succeed in that environment."

The Company is offering a comprehensive severance and outplacement package to employees affected by the staff reductions. "Deciding to eliminate jobs was a difficult choice but if the entire organization is to remain successful, we have to change with the category," Pearce said. "For those employees who are losing their jobs, it is our hope that the severance and outplacement benefits being provided will give them the necessary support to transition to new employment."


Pearce said the negative pricing trends in the cereal industry will in all likelihood lead to further reductions in Ralcorp earnings in fiscal 1996. "In March of this year, Kellogg and General Mills reverted to the types of deep price discounts that disrupted the cereal category in the early 1990s. In April, the Post cereal brands of Kraft Foods, Inc., followed with a 20 percent price reduction across its entire line of branded cereals. Today, Kellogg responded by announcing a 19 percent reduction across brands accounting for two-thirds of its cereal volume.

"At this point, the only thing that is clear is that the category is in the midst of a very costly price war and that our Ralston Foods franchise, as well as the entire cereal industry, will be negatively impacted." Pearce said. "The actions we are taking assumed a competitive response comparable to that announced today by Kellogg and that the profit impact to the category would be long term in nature. We anticipated the worst and are restructuring our organization in a way to preserve its long-term competitiveness."

The Company will detail the remaining steps in its cost reduction plan over the next several weeks, Pearce said. "Our goal is to cut approximately $25 million to $30 million in costs by the end of this fiscal year and to maintain that lower base in the future. No further headcount reductions are planned in St. Louis, but decisions involving additional aspects of the cereal operation, as well as other strategic alternatives, are anticipated. We believe these are the correct choices for our Company and will help provide us the flexibility needed to operate in a vastly different cereal category and remain competitive."



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Ralcorp  Holdings,  Inc.,  is  comprised  of Ralston  Foods  breakfast  cereals,
Beech-Nut baby food, Bremner crackers and cookies and Keystone, Arapahoe Basin and Breckenridge ski resorts in Colorado. The Ralston Foods operation is the largest of the Company's four subsidiaries and is the nation's leading producer of private label breakfast cereals and a number of popular branded cereals and snacks, marketed primarily under the CHEX name. Ralcorp is publicly traded on the New York Stock Exchange under the RAH symbol.